UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 25, 2018

VOLT INFORMATION SCIENCES, INC.
(Exact name of registrant as specified in its charter)

New York	001-9232	13-5658129
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1133 Avenue of the Americas, 15th Floor, New York, New York 10036
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 704-2400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01   Entry into a Material Definitive Agreement

On January 25, 2018, Volt Funding II, LLC, a wholly-owned special purpose subsidiary (the “SPV”) of Volt Information Sciences, Inc. (the “Company”), established a $115 million accounts receivable securitization program (the “Securitization Program”) with certain lenders, letter of credit participants and letter of credit issuers (collectively, the “Lenders”) and DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt Am Main, New York Branch (“DZ Bank”), as agent (in such capacity, the “Agent”).

To establish the Securitization Program, the Company entered into certain agreements, including a Receivables Loan and Security Agreement, dated as of January 25, 2018 (the “RLSA”), among the SPV, the Company, as initial servicer (in such capacity, the “Servicer”), the Lenders, the Agent, Autobahn Funding Company LLC and DZ Bank; a Receivables Purchase and Sale Agreement, dated as of January 25, 2018 (the “RPSA”), among the SPV, certain of the Company's wholly-owned United States subsidiaries and the Company; and 3) a Limited Guaranty, dated as of January 25, 2018 (the “Limited Guaranty”), by the Company in favor of the Agent.

Under the Securitization Program, certain receivables of the Company are sold to the SPV from time to time. To finance the purchase of such receivables, the SPV may request, until January 25, 2020, that the Lenders make loans from time to time to the SPV that are secured by liens on those receivables.

Loan advances may be made under the Securitization Program through January 25, 2020 and all loans will mature on July 25, 2020.  Loans will accrue interest (i) with respect to loans that are funded through the issuance of commercial paper notes, at the CP rate, and (ii) otherwise, at a rate per annum equal to adjusted LIBOR. The CP rate will be based on the rates paid by the applicable Lender on notes it issues to fund related loans.  Adjusted LIBOR is based on LIBOR for the applicable interest period and the rate prescribed by the Board of Governors of the Federal Reserve System for determining the reserve requirements with respect to Eurocurrency funding. If an event of default occurs, all loans shall bear interest at a rate per annum equal to the prime rate (the federal funds rate plus 3%) plus 2.5%. The Securitization Program also includes a letter of credit subfacility with a sublimit of $35 million. The size of the Securitization Program may be increased with the approval of the Agent.

The Company used funds made available by the Securitization Program to repay all amounts outstanding under the Company’s July 30, 2015 accounts receivable securitization program with PNC Bank, National Association, as amended (the “Prior Securitization Program”) which terminated in accordance with its terms, and expects to use remaining availability from the Securitization Program from time to time for working capital and other general corporate purposes.

The Securitization Program contains customary representations and warranties as well as affirmative and negative covenants, such covenants being less restrictive than those under the Prior Securitization Program.  The RLSA also contains customary default, indemnification and termination provisions. The SPV will pay a servicing fee to the Company, as servicer, customary fees to the Agent in connection with the establishment and administration of the Securitization Program and other customary fees to the Agent for the benefit of the Lenders. The Securitization Program is not an off-balance sheet arrangement, as the SPV is a 100%-owned consolidated subsidiary of the Company.

The foregoing description is summary in nature and is qualified in its entirety by reference to the full text of the RLSA, the RPSA and the Limited Guaranty, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and which are incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.  Other Events.

On January 29, 2018, the Company issued a press release with respect to the Securitization Program. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.          Description of Exhibit

10.1
Receivables Loan and Security Agreement, dated as of January 25, 2018, by and among Volt Funding II, LLC, as borrower, Volt Information Sciences, Inc., as servicer, the lenders and letter of credit participants party thereto from time to time, DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt Am Main, New York Branch, as agent, and Autobahn Funding Company LLC and DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt Am Main, New York Branch, as letter of credit issuers.

10.2
Receivables Purchase and Sale Agreement, dated as of January 25, 2018, among Volt Management Corp. and P/S Partner Solutions, Ltd., as originators, Volt Information Sciences, Inc. and Volt Funding II, LLC, as buyer.

10.3	Limited Guaranty, dated as of January 25, 2018, by Volt Information Sciences, Inc. in favor of DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt Am Main, New York Branch, as agent.

99.1	Press release issued by the Company on January 29, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volt Information Sciences, Inc.

Date: January 29, 2018	By:	/s/ Nancy Avedissian
		Name:	Nancy Avedissian
		Title:	Senior Vice President, General Counsel & Corporate Secretary